Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Charles S. Roberts	June 24, 2008
Chief Executive Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.

COMPLETES THE SALE OF ITS
ADDISON PLACE APARTMENT COMMUNITY
AND ANNOUNCES DISTRIBUTION

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces it has closed the sale of its 403-unit Addison Place apartment community for $60,000,000. The sales price is equal to $148,883 per apartment unit or $102 per square foot and resulted in net cash proceeds of approximately $29,300,000 to the company. The company also announces that its board of directors has today declared a distribution of $0.66 per share to shareholders and $0.66 per unit to unitholders. The distribution will be paid on August 5, 2008 to shareholders and unitholders of record on July 10, 2008.

Addison Place is located in the city of Johns Creek, Georgia and consists of 118 townhomes and 285 garden apartments. The first phase of Addison Place consisting of 118 townhomes was completed in 1999 and the second phase of 285 garden apartments was completed in 2001. Addison Place was designed, developed, and constructed by Roberts Properties, Inc., a non-owned affiliate of the company. Mr. Charles S. Roberts, the company’s founder and CEO, stated: “Since 1994, our investment strategy has been to buy well-located land in high-growth neighborhoods and then develop, construct, and manage these high-quality apartment communities.”

Mr. Charles R. Elliott, the company’s CFO, stated: “We continue to believe that the best way to create value for our shareholders is to periodically sell our apartment communities in order to make distributions to our shareholders from the sales proceeds.” As outlined below, the company has paid dividends and distributions totaling $8.84 per share/unit since 1996. In 2003, the company sold its Highland Park apartment community and paid a distribution of $0.55 per share/unit. In 2004, the company sold a portfolio of five apartment communities and paid a distribution of $4.50 per share/unit. Now that the sale of Addison Place has closed, the company will pay a distribution of $0.66 per share/unit. With the payment of the Addison Place distribution, the company will have paid dividends and distributions totaling $9.50 per share/unit since 1996, which is equal to an average of $0.73 per share/unit per year for each of the past thirteen years.

Year	Distribution	Year	Distribution

1996	$0.48	2003	$0.55
1997	$0.58	2004	$4.50
1998	$0.58	2005	$0.00
1999	$1.08	2006	$0.00
2000	$0.74	2007	$0.00
2001	$0.33	2008	$0.66
2002	$0.00
	Total Dividends and Distributions		$9.50

In its January 24, 2008 and April 22, 2008 press releases, the company announced its intention to make a distribution of $2.50 per share to its shareholders and unitholders from the Addison Place sales proceeds by the end of 2008. However, given the weakness in the U.S. economy along with the continued stress in the banking system, the company believes the safest course of action at this time is to distribute only $0.66 per share/unit, thereby retaining the balance of the sales proceeds for working capital and balance sheet liquidity. Mr. Charles R. Elliott, the company’s CFO, stated: “Despite the aggressive actions taken by the Federal Reserve during the past year, the economy continues to struggle and credit is still difficult to obtain. In this weak and uncertain economy with no improvement in sight, our priority is to prudently manage our balance sheet for maximum liquidity.”

The company is moving forward with the development and construction of its next two apartment communities totaling 374 residential units. The company’s Northridge property is an 11-acre site located in the City of Sandy Springs, Georgia and is adjacent to its Northridge office building. This property is zoned for mixed-use and will include 220 residential units consisting of one and two-bedroom homes along with covered parking for the residents. The company’s Sawmill Village property is a 22-acre site that is zoned for 154 residential units. The property is located at the intersection of Georgia Highway 9 and Old Atlanta Road in Forsyth County, an area that is experiencing rapid growth. This community will be similar in size to Rosewood Plantation and Ivey Brook, two other 150-unit communities the company previously developed and sold for a substantial return.

Mr. Charles S. Roberts, the company’s CEO, stated: “We are very pleased with the results of our Addison Place sale. It marks the conclusion of years of hard work, attention to detail, and strict adherence to our business plan. We believe this property sale and distribution, like our previous property sales and distributions, validates and confirms our investment strategy of developing, constructing, and owning apartment communities of the highest quality.”

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the following: the company may not be able to develop, construct, and lease its Northridge and Sawmill Village residential communities as soon as it expects; construction and permanent debt financing for the projects may not be available as expected, or such financing may be available only on unfavorable terms; the company may encounter unexpected construction problems or delays; market and economic conditions may be unfavorable for the lease-up of those communities; and increased competition may limit the rents the company can charge and collect. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”